Exhibit 10.21

December 21, 2012

Thomas C. Nord

[Home Address]

Transition Agreement

Dear Tom:

We understand that you plan to retire effective May 31, 2013.  Your decision will be implemented during a five month transition period commencing January 1, 2013 (the Transition Period”).  This letter, on your signature, will constitute your agreement with Willis Lease Finance Corporation (“Willis”), on the terms of your employment during your Transition Period.  Except where otherwise indicated, this Agreement supersedes and replaces your Employment Agreement dated as of September 19, 2005 (the “2005 Agreement”) (a copy of this is attached to this Agreement as Exhibit A).

1.             Nonrenewal of employment under 2005 Agreement; payments and benefits.  You have given Willis a notice of nonrenewal pursuant to Section 2(b) under the 2005 Agreement and your last day of employment under the 2005 Agreement will be December 31, 2012.  By virtue of this notice of nonrenewal, you will receive the following termination payments and benefits:

a.             By not later than December 31, 2012, you will be paid for all unused vacation and sick leave accrued as of that date.

b.             Any bonus for 2012 will be paid at the same time as the bonus payments are made to other senior management employees.  .

c.             Your unvested restricted stock awards which are scheduled to vest during the first quarter of 2013 will vest as scheduled.  Awards scheduled to vest in May, August and December 2013 will be accelerated to vest on April 1, 2013, subject to the satisfaction of Charles F. Willis with your efforts to facilitate the transition of your duties to your successor.

d.             Your cash payment in lieu of restricted stock awarded in connection with the recent WEST II transaction will be paid on your last day of employment subject to the satisfaction of Charles F. Willis with your efforts to facilitate the transition of your duties to your successor.

2.             Period and duties during Transition Period.  Effective January 1, 2013, you will be automatically re-employed by Willis, without a break in service for purposes of any applicable benefit program.  Your Transition Period will be until May 31, 2013, at which point it will automatically terminate, unless your employment is terminated earlier by you or Willis as provided for by this Agreement.  During your Transition Period, you will work diligently with Willis management and its delegates to accomplish a smooth transition of your employment duties to others and to handle such other projects or assignments as may be assigned to you by Willis management.

3.             Schedule, compensation, and benefits during Transition Period.  During January 2013 you will continue to work full time at your normal salary. During February and March 2013 you will work three days a week at 60% of salary, at the rate of $14,800 per month.  During your first three months of your Transition Period, you will be eligible for vacation accrual under Willis’ then-applicable vacation policy.  Your rate of accrual will reflect your work schedule.  During the remainder of your Transition Period, you will be on retainer, and you will be paid at the rate of $10,000 per month plus an hourly rate of $300.00.  Services performed by you while on retainer will be as requested and approved by the CEO & Chairman, President or General Counsel of Willis and agreed by you.  During your Transition Period, Willis will pay for your COBRA premiums for medical, dental, and vision plans in which you are currently participating. After your Transition Period, you are eligible to continue your medical, dental and vision plans on your own for a period of 13 months.  You will not be eligible for a bonus for 2013 under Willis’s then-applicable bonus program or to accrue sick leave or to receive any additional restricted stock grants.

4.             Termination of transition employment.  Your Transition Period will terminate not later than May 31, 2013.Before then it will be terminable at will by you or Willis, with or without cause or notice.  If you resign, or if Willis terminates your transition employment with cause, you will not be entitled to any additional compensation other than your salary and unused vacation earned or accrued as of the date of your termination.  If Willis terminates your employment without cause, then in addition to your earned salary and accrued and unused vacation, you will be entitled to the balance of the salary and retainer you would have received had your Transition Period terminated on May 31, 2013.

5.             Continuing obligations.  You will continue to be obligated by your duties of confidentiality and loyalty set forth in section 12 of the 2005 Agreement (with the end of your Transition Period being deemed the end of your “Employment Term” as that term is used in section 12 of the 2005 Agreement).  Willis will continue to have the same obligation to indemnify you for expenses or losses that you incur in connection with your transition employment as it did in connection with your employment under the 2005 Agreement and your Indemnification Agreement dated September 28, 2010.                                   .

6.             Confidentiality of Agreement.  The fact and terms of this Agreement, including the benefits provided to you under it, are highly confidential.  You will not disclose the fact or terms of this Agreement, or the benefits provided to you under it, to any person other than your adult children, your attorney, and your certified public accountant in order for them to render professional services to you.  You will instruct them, however, to maintain the confidentiality of this information just as you must.  You further agree to take all steps necessary to ensure that confidentiality is maintained by any and all of the individuals or entities to which authorized disclosure is or was made and agree to accept responsibility for any breach of confidentiality by any of those individuals or entities.

7.             No authority to act on behalf of Willis.  As of and after the termination of your Transition Period, you no longer will have the express or implied right or authority to assume, create or represent yourself as having any right or authority to enter into, directly or indirectly, any contract, agreement or undertaking on behalf of or in the name of Willis or to enter into, directly or indirectly, any contract, agreement or undertaking with any third party on behalf of or in the name of Willis.  This paragraph is not intended to create any right, express or implied, to act for Willis if that right did not exist prior to this Agreement.

8.             Release of claims.

a.             In consideration of the benefits you will receive under this Agreement, you waive and release and promise never to assert any and all claims of every kind, known or unknown, suspected or unsuspected, that you have, might have or might ever have had against Willis, and its predecessors, subsidiaries, affiliates, partners, related entities, directors, officers, shareholders, employees, agents, attorneys, insurers, successors, or assigns, including but not limited to any claim arising from or related to your employment with Willis and/or the termination of your employment with Willis as of the time that you sign this Agreement.

b.             These claims include, but are not limited to, claims arising under federal, state and local statutory or common law, such as (as amended) Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the California Labor Code, other federal, state and local, anti-discrimination statutes, and the law of contract and tort, including any claim arising from or related to the 2005 Agreement.

c.             You also waive and release and promise never to assert any such claims, even if you do not now know or believe that you have such claims.  You therefore waive your rights under section 1542 of the Civil Code of California which states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known to him or her must have materially affected his or her settlement with the debtor.”

d.             Your release of claims does not extend to:

(1)           any claim for workers’ compensation or unemployment insurance benefits;

(2)           any claim to any vested benefit under any Willis benefit plan;

(3)           any claim arising from this Agreement;

(4)           any claim that by law cannot be waived by private agreement or without judicial or governmental supervision; or

(5)           any claim for indemnification pursuant to the Indemnification Agreement.

e.             In consideration of the benefits it will receive under this Agreement, Willis, on behalf of its predecessors, subsidiaries, affiliates, partners, related entities, directors, officers, shareholders, employees, agents, attorneys, insurers, successors, or assigns, waives and releases and promises never to assert any and all claims of every kind, known or unknown, suspected or unsuspected, that it has, might have or might ever have had against you as of the time that you sign this Agreement.

f.             Willis also waives and releases and promises never to assert any such claims, even if it does not now know or believe that it has such claims.  Willis therefore waives its rights under section 1542 of the Civil Code of California which states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known to him or her must have materially affected his or her settlement with the debtor.”

Tom, we sincerely thank you for your many contributions to Willis over the past several years and your willingness to effect a smooth transition of your work duties.  We wish you every success now and in your future endeavors.

Sincerely,

/s/Donald A. Nunemaker

Donald A. Nunemaker
President
Willis Lease Finance Corporation

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By signing this letter, I acknowledge that I have read this Agreement and understand its terms, and that I enter into it knowingly and voluntarily.

Dated: December 21, 2012.	THOMAS C. NORD

/s/ Thomas C. Nord